Exhibit 99.1

MFC DEVELOPMENT CORP. APPOINTS FORMER EXECUTIVE AT NBC, RONCO
AND HOME SHOPPING NETWORK, ALAN GERSON, AS ITS PRESIDENT AND COO

LOS ANGELES, CA - July 19, 2006 - MFC Development Corp (MFCD:OTCBB) (“MFC”), a direct response marketing, distribution and branding company, announced today it has appointed Alan H. Gerson as its President and Chief Operating Officer. Mr. Gerson will also be named to Company’s Board of Directors. Mr. Gerson replaces former President Jeffrey Edell, who was recently appointed non-executive Chairman of the Board of MFC.

Mr. Gerson, 59, brings to MFC more than 25 years of executive management experience in the interactive and television marketing and media industry. He was most recently an executive and director of iMedia Communications, Inc., a private company he co-founded which is a leader in the Interactive Marketing and Online business information sector. From January 2002 to May 2003, Alan was President and Chief Operating Officer at Ronco Inventions, LLC and Popeil Inventions, Inc., organizations that collectively generated annual revenue in excess of $100 million. Prior to joining Ronco, Mr. Gerson was President and co-Founder of Interactive Marketing Inc. and Digitrends, LLC. He has also served as the President of the Marketing Products Group, Softbank Interactive Marketing, and was Senior VP, Television and Business Development of Ticketmaster Corp. where he was also responsible for its direct marketing arm, “Entertainment To Go.” From 1991 to 1994 he served as Executive VP of the Home Shopping Network and President of its Diversified Marketing and Media Services Division. Beginning in 1973, he spent over 18 years in a number of legal and executive capacities at NBC, Inc, including Vice President, Program Standards and Broadcast Administration. He has also conducted a successful transactional marketing and media consultancy, Gerson & Associates, since 1994. Mr. Gerson holds a Law Degree from Fordham University and a BA from the State University of New York, College at Plattsburgh.

Commenting on the announcement, Nancy Duitch, CEO of MFC Development Corp., stated, “Our Board and our management team are proud to have someone of Alan’s caliber join the Company as our President and as a member of our Board. Alan is an accomplished business executive who brings a wealth of experience in television retailing and direct marketing, as well as, an extensive network of business relationships and contacts.” “He has demonstrated the ability to successfully operate both large organizations, as well as, fast growing entrepreneurial enterprises. I expect his insight, experience and skill set will be invaluable to MFC as we execute our business plans and strategies, added Jeffrey Edell, Chairman"

Mr. Gerson added, “It is with a great deal of enthusiasm and anticipation that I join the management team of MFC. I have always had a strong affinity for the direct response marketing business and I see tremendous leverage in MFC’s business model, both vertically and horizontally. I look forward to the opportunity to help lead the experienced and talented team that Ms. Duitch assembled. The opportunities to help build the Company’s online distribution channels, as well as, maximize the ongoing potential of the television, print and retail channels for our products and services are truly exciting.”

Through its wholly-owned subsidiary, Worldwide Excellence, Inc., (http://www.wwexcellence.com), MFC Development Corp. builds brands and exclusively markets innovative products both direct to consumer and through retail chains. Its products include the Hercules Hooks (http://www.herculeshook.com), PetVAC (http://www.petvac.com), and Youth Factor (http://www.youthfactor4me.com). The Company utilizes long form and short form television commercials as well as Internet, print and retail distribution and sales channels. The Company has offices in Los Angeles and New York.

CONTACT:

MFC Development Corp.
Victor Brodsky, Chief Financial Officer
914-636-3432 ext 100
InvestorRelations@wwexcellence.com